EXHIBIT 10.21

Description of Director and Named Executive Officer Compensation*

Directors

Directors who are also employees of either the Holding Company or Finlay Jewelry receive no additional compensation for serving as members of the Board.

For serving as a director of the Holding Company and Finlay Jewelry during 2006, each non-employee director with the exception of Mr. Cornstein, received aggregate compensation at the rate of $25,000 per year plus $1,000 for each Board meeting and each committee meeting attended in person, and $500 for each such meeting attended by conference telephone call, with the chairman of the Audit Committee receiving an additional annual fee of $6,000 and the Compensation Committee chairman and Nominating and Corporate Governance Committee chairman each receiving an additional annual fee of $3,000.

Prior to 2007, in lieu of receiving compensation for service on the Holding Company and Finlay Jewelry’s Boards, Mr. Cornstein was provided free use of an office in the Holding Company’s headquarters building. The Holding Company incurred no aggregate incremental cost to provide this office to Mr. Cornstein. Beginning in 2007, Mr. Cornstein receives compensation under the same arrangement as the Company’s other non-employee directors and is paying rent to the Holding Company of $25,000 per year for the use of the office.

Non-employee directors of the Holding Company and Finlay Jewelry will receive compensation for Board service under the same arrangements for 2007, except that beginning in 2007, Mr. Matthews, as Lead Independent Director, will receive an additional annual fee of $25,000.

Each non-employee director has the option, under the Holding Company’s Director Deferred Compensation and Stock Purchase Plan (the “Director Deferred Compensation Plan”), to defer 100% of his or her annual retainer and committee chairperson fees that would otherwise be paid in cash and receive restricted stock units (“RSUs”). The participant RSUs are awarded and credited to the director participant’s account quarterly in an amount based on a formula which divides the cash amount deferred by the fair market value of a share of Common Stock on the award date, and are immediately vested. The Holding Company also credits the participant’s account with one matching RSU, which vests on the one-year anniversary date of the award date, for each participant RSU purchased by the director.

Named Executive Officers

The following table sets forth the annual base salaries of the Chief Executive Officer and the four other most highly compensated executive officers of the Holding Company for the fiscal year ending February 2, 2008, and the target bonus for each such executive officer.

	Base Salary	Target Bonus %
Arthur E. Reiner Chairman, President and Chief Executive Officer of the Holding Company and Chairman and Chief Executive Officer of Finlay Jewelry	$1,005,000	100%

Bruce E. Zurlnick Senior Vice President, Treasurer and Chief Financial Officer of the Holding Company and Finlay Jewelry	$310,000	60%

Joseph M. Melvin Executive Vice President, and Chief Operating Officer of the Holding Company and President and Chief Operating Officer of Finlay Jewelry	$452,056	60%

Leslie A. Philip Executive Vice President, and Chief Merchandising Officer of the Holding Company and Finlay Jewelry	$471,690	60%

Edward J. Stein Senior Vice President and Director of Stores of Finlay Jewelry	$390,056	60%

Pursuant to the terms of his employment agreement, Mr. Reiner is also entitled to certain stock compensation.

The executive officers named above are also eligible to receive those benefits available to all of Finlay Jewelry’s senior officers, including performance-based cash bonuses, the ability to participate in the Holding Company’s Executive Deferred Compensation and Stock Purchase Plan, supplemental executive medical benefits, company-paid group life insurance (other than for Mr. Reiner who is entitled to key man life insurance under the terms of his employment agreement), as well as various other benefits available to all full-time employees of Finlay Jewelry including, but not limited to, paid vacation time, participation in the Holding Company’s 401(k) plan and short-term disability benefits.

*References herein to Holding Company are intended to refer to Finlay Enterprises, Inc. and references herein to Finlay Jewelry are intended to refer to Finlay Fine Jewelry Corporation.